Exhibit 10.18

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. [xxx] denote omissions.

CONFIDENTIAL

DISTRIBUTION AGREEMENT

This Distribution Agreement (the “Agreement”) is entered into as of Nov 30, 2009, (the “Effective Date”) by and between Thomson Reuters (Markets) LLC, a Thomson Reuters company (“TR”) and Wright Investors’ Service (“Contributor”).

1.	Provision and Distribution of Data

1.1.
The Contributor grants TR, and the TR Group, a non-exclusive, worldwide, perpetual license to receive, store, copy, display, license, and distribute the Contributor’s research described in Exhibit A (“Data”), to TR clients and to third-party data providers for distribution to their clients (collectively “Recipients”) in any format and through any distribution mechanism so long as the Contributor’s Research Report is provided in its entirety.    TR Group means collectively (i) any entity that directly or indirectly Controls, is Controlled by, or is under common Control with TR, or (ii) Thomson Reuters Corporation, Thomson Reuters PLC and any of their parent entities or subsidiaries.  Control means more than fifty percent (50%) equity voting interest or the sole power to direct or cause the direction of the management or policies of the entity, whether through the ability to exercise voting power, by contract or otherwise.  For avoidance of doubt, Contributor may deliver the Data to any third party vendor with no restrictions.

1.2.
The Contributor will provide the Data to TR in a timely manner, on a mutually agreeable schedule. The Contributor shall provide the Data in a form and format defined by TR, so long as such format is adoptable by Contributor, from time to time.

1.3
TR in its discretion, will determine the terms and conditions upon which it distributes the Data to the Recipients.  TR is under no obligation to distribute Data to any entity that has not executed or breaches a TR subscriber agreement.  TR reserves the right to exclude Data from its products in its reasonable discretion.

2.	TR Software and Service (Applicable Only if TR Software is Provided)

2.1.
TR hereby grants to the Contributor for the term of this Agreement a non-exclusive, royalty free and non-transferable license to use the TR software or internet based access, including documentation and other proprietary information, for contribution of the Data to TR and/or for entitlement of Recipients to receive the Data (the “TR Software”). The TR Software may be used only at the Contributor’s site designated in writing and may not be transferred without the prior written consent of TR.  The Contributor shall ensure that the TR Software and/or its data output is not used to transmit Data to any third party without the express written permission of TR.  The TR Software provided under this Agreement shall remain the sole property of TR. The Contributor shall not modify, decompile, or reverse engineer the TR Software.

2.2.
TR hereby grants to the Contributor, for the term of this Agreement, a non-exclusive, non transferable license to use the TR Software, and any successor software, solely to permit the Contributor’s internal users in the research department to (i) view the Data contributed by the Contributor to TR solely as displayed in the TR services for such users’ internal use only and not for any commercial purposes, and (ii) verify the quality of the Data submitted by the Contributor to TR and to correct errors in the Data.

3.	Representations, Covenants and Warranties; Disclaimer

3.1.
TR warrants that (i) it has the right to grant to the Contributor the rights granted herein  and (ii) to the best of its knowledge the Contributor’s use of the TR Software in accordance with the terms of this Agreement does not and will not infringe upon the intellectual property rights of any third party.

3.2.
Attached as Exhibit B is a questionnaire completed by the Contributor. The Contributor represents and warrants that the information contained in such questionnaire is complete and accurate, and the Contributor covenants to provide timely updates regarding any changes to the information contained therein, including its business practices regarding sponsored research.    TR may, from time to time, solicit similar additional information from the Contributor, and the Contributor covenants to provide such information as reasonably requested by TR. the Contributor further agrees that such additional information shall thereafter be included in Exhibit B.

3.3.
The Contributor warrants that (i) it owns and/or has the right, and is permitted under applicable laws and regulations to distribute the Data it contributes to TR and to grant to TR the rights granted herein; and (ii) to the best of its knowledge TR’s use and distribution of the Data in accordance with the terms of this Agreement does not and will not infringe upon the intellectual property rights of any third party. The Contributor represents, warrants and covenants that as between TR and the Contributor it is and shall be solely responsible for the Data as such Data is received by TR from Contributor.

3.4.
Each of TR and the Contributor warrant that for the term of the Agreement it will comply with all laws and other governmental, statutory or regulatory requirements which may from time to time be applicable (i) in the case of TR, to the use and distribution of the Data and (ii) in the case of the Contributor, to the creation, provision and distribution of the Data, each as contemplated by the Agreement.

3.5.
OTHER THAN THE WARRANTIES EXPRESSLY STATED ABOVE, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES RELATING TO THE PRODUCTS OR SERVICES COVERED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  TR SOFTWARE IS PROVIDED “AS-IS.” TR MAKES NO WARRANTY OR REPRESENTATION THAT ITS OPERATION SHALL BE UNINTERRUPTED OR ERROR FREE AND SHALL HAVE NO LIABILITY ARISING FROM INTERRUPTIONS IN OR ERRORS IN THE OPERATION OF THE TR SOFTWARE. TR MAKES NO WARRANTY REGARDING AND SHALL HAVE NO LIABILITY ARISING FROM THE DISPLAY OR DISTRIBUTION OF DATA, THE ERRONEOUS DELIVERY OF DATA OR INACCURACY, INVALIDITY, OR INCOMPLETENESS OF DATA.

4.	Term and Termination

4.1.
This Agreement shall commence upon the Effective Date and shall continue for an initial term of  one (1) year.  Thereafter, this Agreement shall renew for one year terms.  After the initial term, either party may terminate this Agreement for any reason by providing ninety (90) days’ written notice.

4.2.
Either party may, by giving at least thirty (30) days' prior written notice to the other, terminate the Agreement if the other commits a material breach of this Agreement and fails to remedy such breach within such thirty (30) day period.  Contributor shall have the right, upon thirty (30) days’ notice, to terminate this Agreement and cease providing the Data, in the event that the Data provided by Contributor becomes subject to any third party restriction or claim that would prohibit, limit or restrict the use thereof.

4.3.	Sections 1.1, 1.3, 3, 4.3, and 5 through 8 shall survive the expiration or termination of this Agreement.

5.	Indemnification

5.1.
TR, at its expense, will indemnify, defend and hold harmless the Contributor and its affiliates and their officers, directors, employees and representatives from all liabilities, costs, losses, damages and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach of the representations, warranties and covenants contained in Article 3.

5.2.
The Contributor, at its expense, will indemnify, defend and hold harmless TR and its affiliates and their officers, directors, employees and representatives from all liabilities, costs, losses, damages and expenses (including reasonable attorneys’ fees) arising out of or relating to any breach of the representations, warranties and covenants contained in Article 3.

5.3.
The party being indemnified (the “Indemnified Party”) shall give the party providing indemnification (the “Indemnifying Party”) (i) prompt written notice of the claim; (ii) the right to control and direct the defense and settlement of the claim; and (iii) reasonable assistance and information.  The Indemnifying Party shall not enter into any settlement or consent to any order that could adversely affect the Indemnified Party without that party’s consent, which shall not be unreasonably withheld.

6.	Limitation of Liability

6.1.
Neither the TR Group nor the Contributor nor their respective affiliates will be liable in contract or negligence or otherwise for indirect, consequential, special, exemplary or punitive damages, including loss of profits, business, reputation or anticipated savings or any other indirect losses, however such losses may arise, and even if TR or the Contributor or an affiliate of either of them (as applicable) has been advised of the possibility of such losses.

6.2.	The aggregate amount of TR's and the Contributor’s liability which may arise out of or in connection with the Agreement, whether in contract or negligence or otherwise, shall be limited to $10,000.

6.3.	No limitation or exclusion of a party’s liability shall apply to (a) a party’s gross negligence or willful misconduct, (b) indemnification obligations or (c) breach of confidentiality.

7.	Confidential Information

7.1.
In the parties’ relationship under this Agreement, either party may receive or have access to Confidential Information (as defined below) of the other. Each party shall safeguard the confidential nature of the other’s Confidential Information as it would its own Confidential Information, using at least reasonable care. Neither party may use, copy, or disclose any Confidential Information of the other, unless (i) necessary to perform its obligations under this Agreement or (ii) required by law or court order. "Confidential Information" means any information obtained under or in connection with this Agreement which is marked as confidential or which a party should generally recognize or ought reasonably to be known as the other party’s confidential information.  The Contributor and TR will not disclose the other party’s Confidential Information to any third party without the prior written consent of such other party, except to any person having a legal right or duty to obtain the Confidential Information or to any professional adviser or other third party to whom it is essential that the Confidential Information is disclosed in or for the purpose of any legal proceedings or professional services involving either party, or performance of the Agreement.

7.2.
Confidential Information does not include information that  (a) was rightfully in possession of or known to the receiving party without any obligation of confidentiality prior to receiving it from the disclosing party; (b) is, or subsequently becomes, legally and publicly available without breach of this Agreement; (c) is rightfully obtained by the receiving party from a source other than the disclosing party without any obligation of confidentiality; (d) is independently developed by the party receiving it; or (e) is disclosed by the receiving party under a valid order created by a court or government agency. For the avoidance of doubt, neither the Data nor any information provided in the contributor questionnaire is Confidential Information.

8.	Miscellaneous

8.1.
Except as otherwise set forth herein, Contributor may upon written notice to TR, assign this Agreement or any rights granted hereunder, in whole or part, to an affiliate or to a successor to all or substantially all of its assets or business related to this Agreement in each case without the consent of TR. Except as otherwise set forth herein TR may upon written notice to Contributor, assign this Agreement or any rights granted hereunder, in whole or part, to an affiliate, in connection with its reorganization, the sale of a division, product or service of TR or any other business transaction of a similar nature in each case without the consent of the Contributor.

8.2.
All notices sent under this Agreement must be in writing and delivered personally or by email or fax or sent by first class post (and airmail if overseas) to the address set forth below, unless such address is changed by notice in compliance with this Section 8.2.  Unless there is evidence that it was received earlier, a notice is deemed given (i) if delivered personally or by email or fax, when left at the address referred to above, (ii) if sent by post to an address within the country of postage, two business days after posting it and (iii) if sent by post to an address outside the country of postage, six business days after posting it.

8.3.
This Agreement, and the Exhibits and Addenda attached hereto, constitute the entire agreement of the parties concerning its subject matter and supersedes all prior agreements with respect to the subject matter hereof.  This Agreement may not be amended except by a writing signed by an authorized representative of each of the parties.

8.4.
This Agreement and its provisions only control the relationship and services contemplated herein.  All prior Agreements between Wright Investors’ Service and any member of the TR Group regarding other relationships and/or services shall be governed by their respective agreements.

8.5.	Neither party is an employee, agent, co-venturer, or legal representative of the other for any purpose. The parties are independent contractors.

8.6.
This Agreement will be construed in accordance with and governed by the law of the State of New York without regard to its conflict of laws provisions. Both parties consent to the non-exclusive jurisdiction of any state or federal court sitting in the State of New York, and of any court to which an appeal therefrom may be taken.  Each party hereby irrevocably waives the right to a trial by jury in any action or proceeding arising out of this Agreement.

8.7.
No waiver of any of the terms of this Agreement will be valid unless in writing and designated as such.  Any forbearance or delay on the part of either party in enforcing any of its rights under this Agreement will not be construed as a waiver of such right to enforce same for such occurrence or any other occurrence.

8.8.	This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

8.9.
Neither party shall use the other party’s name or mark in any advertising, written sales promotion, press releases and/or other publicity without the other party’s prior written consent which may not be unreasonably withheld or delayed.  Notwithstanding the foregoing, during the term of this Agreement TR may indicate that Contributor’s data is included in TR services in sales promotion materials and customer conversations in a form or manner approved by Contributor.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in as of the Effective Date.

Exhibit A

DATA

A.           Data provided by Contributor to TR (Boxes checked as applicable)

☒Research Reports: Reports and data relating to securities and markets across all asset classes in an applicable format including but not limited to: PDF; Word documents; Models; PowerPoint; Video; Sound files; and Calendar events.

☐Estimates: Actual and Forecast data pertaining but not limited to: Profit & Loss; Cashflow Statement; Balance Sheet; Key Performance Indicators; Economics; Recommendations; whether  received by file, feed, or extracted from Research Reports.

B.	Research will be displayed under the following names: Wright Investors’ Service

Aftermarket Research Addendum

The Contributor agrees to include the Contributor’s Research Report(s) in services that contain aftermarket (delayed) research reports subject to the terms of the Distribution Agreement and the additional terms and conditions set forth in this Addendum.  This Addendum shall survive the expiration or termination of the Distribution Agreement.

Investment Research Collection Royalties. TR shall pay the Contributor the following royalties with respect to distribution of the Data via the Investment Research collection, (also known as Investext or similar services) which is being sold either on a subscription basis or a per page basis set by TR:

a)	[xxx] of Net Vendor Revenues (as hereinafter defined) from TR’s third party distributors (“Third Party Vendors”), or
b)	[xxx] of Net TR Revenues (as hereinafter defined) received by TR from its own proprietary distribution system(s) during the term of the Agreement in accordance with the following terms:
i)
“Net Vendor Revenues” means the amounts actually received by TR from those Third Party Vendors that host the Data supplied by TR to such vendors in payment for online/offline display or printout of the Data, after deduction for delivery, collection fees, communications, and storage charges, if any.

ii)
“Net TR Revenues” means all revenues actually received by TR with respect to the Data (x) from its own proprietary distribution system(s) for the online/offline display or printout of the Data, minus delivery, collection fees, communications, and storage charges, and (y) from printed reports, or other products and services derived from the databases containing the Data.

1.
TR shall not release to clients not approved on the Recipient list any of the Data earlier than [xxx] days from the date the Data has been released for publication by the Contributor.   If no such Recipient list is provided by Contributor, TR shall not delay the release of Data.

2.
The Contributor shall, in its sole discretion, retain editorial control at all times over the selection and dispatch of its Data to TR for inclusion in aftermarket services and  the Contributor may elect, to withhold certain Data or modify it prior to inclusion in aftermarket services.

3.
TR will provide to the Contributor, on a quarterly basis and within 90 (ninety) days of the end of each calendar quarter, a detailed royalty report that includes a listing and compilation for such period of Net Vendor Revenues and Net TR Revenues, accompanied by payment in the amount of the royalties that are due to the Contributor.

4.
In the event of the expiration or termination of the Agreement, TR shall have the right to continue marketing the Data on the date of such expiration or termination.  TR shall continue to pay the Contributor the royalty rate stated above on Net TR Revenue and Net Vendor Revenue.

Exhibit B

Date:09.16.09

Company Name:	Wright Investors’ Service
Director of Research:	Amit Khandwala
Phone:	203.783.4350
Email:	akhandwala@wisi.com
Address:	440 Wheelers Farms Road
Milford, CT 06461

Are you a broker/dealer?	No

Do you distribute Research to the Institutional Market?	Yes

How long has your company been in business?	49 Years
How long has your Research Department been in operation?	49 Years

How long has Director of Research been an analyst?	23 Years

Number of analysts:	n/a
Number of companies under coverage:	Approximately 32,000

Specialty or Generalists (Focus of Firm): Small Cap/ Mid Cap/ Large Cap Regional Industry/ies Covered	Yes

Geographic Coverage: Global

Do you distribute Research through other vendors?	Yes

Please Forward: Research Reports (3) (please e-mail a PDF copy) Marketing Collateral Website Address	Enclosed n/a www.wrightinvestors.com

-Provide 3 Company Investor Relations and 3 Institutional Clients Contacts: - (6 total) Please include – Full Name, Title, e-mail, Company, brief description of how you have worked together	___________
Recommendation Scale:	n/a_________

NORMALISED TEXT	BROKER TEXT
1.STRONG BUY
2.BUY
3.HOLD
4.UNDERPERFORM
5.SELL

Will you/your firm provide: (please indicate all that apply)
Earnings Estimates/Related Data:	No
Morning Meeting Notes:	No
Research Reports:	Yes
Additional comments about your firm:

Please answer the following questions (if print, please circle ‘YES’ or ‘NO’ as appropriate. If electronic, please delete, leaving ‘YES’ or ‘NO’ as appropriate):

Does your firm engage in investment banking activities (if ‘yes’, check all that apply and describe below)? NO

_____	Mergers& Acquisitions	_____	Equity Underwriting	_____	Fixed Income Underwriting
_____	Corporate Finance	_____	Equity Syndication	_____	Fixed Income Syndication
_____	Other: ___________
  Please describe:

Do any of the following participate in investment banking activities?  NO
______	Affiliated companies	______	Associated companies	______	Major investors/owners
Please describe:

Does your firm provide brokerage services?					NO ____
Do any of the following provide brokerage services?					NO ____
______	Affiliated companies	______	Associated companies	______	Major investors/owners
  If ‘yes’ to either question, please describe:

Are these brokerage services intended solely to provide soft dollar services to support research billing?	YES ___ NO ___
Does your firm manage money?	YES ___ NO ___
Do you allow corporations to sponsor any research coverage ("paid-for" research)	YES ___ NO ___
Does your firm make specific company or stock recommendations (Buy/Sell/Hold, for example)?	YES ___ NO ___

If ‘no’, does your firm create other quantitative or numeric rankings of companies intended to help predict investment performance?	YES ___ NO ___
Does your firm make specific company financial projections (EPS or sales forecasts, etc.)?	YES ___ NO ___
Does your firm set price targets?	YES ___ NO ___